As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-275864
Registration No. 333-275861
Registration No. 333-275859
Registration No. 333-239087
Registration No. 333-239086
Registration No. 333-239083
Registration No. 333-231969
Registration No. 333-225295
Registration No. 333-211825

Registration No. 333-166961
Registration No. 333-161803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-275864
FORM S-8 REGISTRATION STATEMENT No. 333-275861
FORM S-8 REGISTRATION STATEMENT No. 333-275859
FORM S-8 REGISTRATION STATEMENT No. 333-239087
FORM S-8 REGISTRATION STATEMENT No. 333-239086
FORM S-8 REGISTRATION STATEMENT No. 333-239083
FORM S-8 REGISTRATION STATEMENT No. 333-231969
FORM S-8 REGISTRATION STATEMENT No. 333-225295
FORM S-8 REGISTRATION STATEMENT No. 333-211825

FORM S-8 REGISTRATION STATEMENT No. 333-166961
FORM S-8 REGISTRATION STATEMENT No. 333-161803

UNDER

THE SECURITIES ACT OF 1933

NORDSTROM, INC.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0515058 (I.R.S. Employer Identification No.)
1617 Sixth Avenue, Seattle, Washington (Address of Principal Executive Offices)	98101 (Zip Code)

Nordstrom, Inc. 401(k) Plan
Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan
Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan
Nordstrom, Inc. 2019 Equity Incentive Plan
Nordstrom, Inc. 2010 Equity Incentive Plan (as amended and restated February 16, 2017)
Nordstrom, Inc. 2010 Equity Incentive Plan

Nordstrom, Inc. Directors Deferred Compensation Plan

Nordstrom, Inc. Executive Deferred Compensation Plan

(Full title of the plan)

Ann Munson Steines 1700 Seventh Avenue, 15th Floor Seattle, Washington 98101 (Name and address of agent for service)

206-628-2111 (Telephone number, including area code, of agent for service)

With copies to: Keith Trammell Glenn R. Pollner Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Tel: (212) 230-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1, filed by Nordstrom, Inc., a Washington corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed with Securities and Exchange Commission (the “SEC”) by the Registrant. This Post-Effective Amendment No. 1 is being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of Registrant’s common stock, no par value per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.	Registration Statement (File No. 333-275864), filed with the SEC on December 1, 2023, registering 3,000,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 401(k) Plan;

2.	Registration Statement (File No. 333-275861), filed with the SEC on December 1, 2023, registering 15,000,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan;

3.	Registration Statement (File No. 333-275859), filed with the SEC on December 1, 2023, registering 3,500,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan;

4.	Registration Statement (File No. 333-239087), filed with the SEC on June 10, 2020, registering 3,500,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan;

5.	Registration Statement (File No. 333-239086), filed with the SEC on June 10, 2020, registering 15,000,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 2019 Equity Incentive Plan;

6.	Registration Statement (File No. 333-239083), filed with the SEC on June 10, 2020, registering 3,000,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 401(k) Plan;

7.	Registration Statement (File No. 333-231969), filed with the SEC on June 5, 2019, registering 9,500,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 2019 Equity Incentive Plan;

8.	Registration Statement (File No. 333-225295), filed with the SEC on May 31, 2018, registering 6,200,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 2010 Equity Incentive Plan (as amended and restated February 16, 2017);

9.	Registration Statement (File No. 333-211825), filed with the SEC on June 3, 2016, registering 1,956,446 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 2010 Equity Incentive Plan;

10.	Registration Statement (File No. 333-166961), filed with the SEC on May 19, 2010, registering 11,600,000 shares of the Registrant’s Common Stock under the Nordstrom, Inc. 2010 Equity Incentive Plan; and

11.	Registration Statement (File No. 333-161803), filed with the SEC on September 9, 2009, registering the unsecured obligations of the Registrant to make future payments of up to $3,000,000 to participants in the Nordstrom, Inc. Directors Deferred Compensation Plan and the unsecured obligations of the Registrant to make future payments of up to $20,000,000 to participants in the Nordstrom, Inc. Executive Deferred Compensation Plan.

On May 20, 2025, pursuant to the terms of that certain Agreement and Plan of Merger, dated December 22, 2024, by and among the Registrant, Nordstrom Holdings, Inc., a Delaware corporation (formerly Norse Holdings, Inc.) (“Parent”) and Navy Acquisition Co. Inc., a Washington corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all of such securities of the Registrant registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 20, 2025.

NORDSTROM, INC.

By:	/s/ Ann Munson Steines
Ann Munson Steines
Chief Legal Officer, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.